UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2012

DIRECT MARKETS HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Delaware	001-33737	84-1374481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Avenue of the Americas, New York, New York	10020
(Address Of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code (212) 356-0500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01:     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On August 20, 2012, Direct Market Holdings Corp. (the “Company”) received a notification letter (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising the Company that for the 30 consecutive trading days preceding the date of the Notice, the aggregate market value of the publicly held shares (“MVPHS”) of the Company’s common stock was below the $5,000,000 minimum MVPHS required for continued listing on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(b)(1)(C) (the “MVPHS Rule”).  The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the NASDAQ Global Market under the symbol “MKTS.”  The Notice also stated that the Company would be provided 180 calendar days, or until February 19, 2013, to regain compliance with the MVPHS Rule. To regain compliance, the MVPHS of the Company’s common stock must be $5,000,000 or more for a minimum of ten consecutive business days prior to that date.

If the Company does not regain compliance by February 19, 2013, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common stock to the NASDAQ Capital Market. To qualify, the Company would be required to meet the continued listing requirements for the NASDAQ Capital Market. If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Company's common stock will be subject to delisting. The Company would then have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the NASDAQ Global Market until the completion of the appeal process.

The Company intends to continue to monitor the MVPHS. If the Company’s common stock does not trade at a level that is likely to regain compliance with the MVPHS Rule, the Company’s Board of Directors will consider all options that may be available to achieve compliance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Direct Markets Holdings Corp.

Dated: August 24, 2012	By:	/s/ Edward Rubin
Edward Rubin Chief Executive Officer